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                                                                     Exhibit 5.1


                     ELLENOFF GROSSMAN SCHOLE & CYRULI, LLP


                                                        January 15, 2003


Cardiotech International, Inc.
78-E Olympia Avenue
Woburn, MA  01801

Ladies and Gentlemen:

We have acted as counsel for Cardiotech International, Inc., a Massachusetts corporation (the "Company"), in connection with the proposed merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of October 25, 2002, by and among the Company, Gish Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Gish Biomedical, Inc., a California corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 File No. 333-102115 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 4,821,377 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws, (ii) the resolutions adopted by the Board of Directors of the Company on October 28, 2002, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Ellenoff Grossman Schole & Cyruli, LLP


By: /s/ Ellenoff Grossman Schole & Cyruli, LLP
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